HEI Exhibit 10.17

SEVERANCE PAY PLAN FOR

MERIT EMPLOYEES OF HAWAIIAN

ELECTRIC INDUSTRIES, INC., AND

AFFILIATES

SEVERANCE PAY PLAN FOR MERIT

EMPLOYEES OF HAWAIIAN ELECTRIC

INDUSTRIES, INC., AND AFFILIATES

TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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SEVERANCE PAY PLAN FOR MERIT EMPLOYEES OF

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND AFFILIATES

Article 1. Introduction

Hawaiian Electric Industries, Inc. (the “Company”) hereby restates the Severance Pay Plan for Merit Employees of Hawaiian Electric Industries, Inc., and Affiliates (the “Plan”). The Plan was established for the purpose of providing severance pay to certain classifications of non-union employees of the Company and Participating Affiliates where such employees have been terminated involuntarily, not through any fault or action of their own, but on account of business improvement strategies. The Plan was originally effective September 14, 1998. This restatement is effective as of January 1, 2009.

Article 2. Definitions

2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below when the first letter of each substantive word of the term is capitalized.

(a)	“Affiliate” means the Company and any entity which is owned or controlled by the Company, including any subsidiary and subsidiaries of subsidiaries.

(b)	“Base Pay Rate” means the severance pay per week that an Eligible Employee is entitled to under this Plan, as more fully detailed in Section 4.1(c), below.

(c)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, which provides for continuation coverage of employees and their covered dependents under employers’ group health plans upon the occurrence of qualifying events, as codified at Section 4980B of the Code.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means Hawaiian Electric Industries, Inc.

(f)	“Compensation Committee” means the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc.

(g)	“Consideration Period” means the period of calendar days in which an Eligible Employee may sign and return the Separation Agreement, Release, and Waiver. An Eligible Employee must sign, date, and return the Separation Agreement, Release, and Waiver no earlier than the first day of the Consideration Period and no later than the last day of the Consideration Period in order to participate in the Plan, as more fully detailed in Section 3.3, below.

(h)	“Effective Date” means September 14, 1998.

(i)	“Eligible Employee” means an Employee who is eligible for benefits under this Plan. Eligible Employees are limited to Employees who are Regular Merit Employees at the time of a Qualifying Termination and who meet the eligibility requirements stated in Article 3, below. Eligible Employees do not include Bargaining Unit Employees, Casual Hire Employees, Contract Employees, or Temporary Employees.

(j)	“Employee” means any individual who is a common law employee of an Employer and is treated as such on the payroll records of the Employer. An independent contractor or Leased Employee is not an Employee.

(1)	“Bargaining Unit Employee” means an Employee whose terms of employment are collectively bargained.

(2)	“Casual Hire Employee” means an Employee who is hired on a casual or temporary basis.

(3)	“Contract Employee” means an Employee who is hired pursuant to a contract, written or oral, for a specific project or undertaking.

(4)	“Merit Employee” means an Employee who is not a Bargaining Unit Employee.

(5)	“Regular Merit Employee” means an employee whose employment is not collectively bargained and who is hired for an indefinite term and not for a specific project or undertaking or for a specific or limited duration.

(6)	“Temporary Employee” means an Employee who is hired on a temporary basis.

(k)	“Employer” means the Company and any Affiliate which is subject to the terms of this Plan. When used in conjunction with Employee, “Employer” means the Employer of such person.

(l)	“FlexPlan” means the Hawaiian Electric Industries, Inc. FlexPlan, as amended from time to time, or the successor thereto. The FlexPlan is intended to qualify as a cafeteria plan under Section 125 of the Code.

(m)	“FMLA Leave” means leave taken pursuant to the Family and Medical Leave Act.

(n)	“Health Benefits Payment” means the lump sum payment to an Eligible Employee on the occurrence of a Qualifying Termination intended to compensate the Employee for loss of health benefits coverage, as more fully detailed in Article 4, below. Health Benefits Payments are made only to Eligible Employees who were receiving health benefits coverage prior to notice to them of a Qualifying Termination.

(o)	“Leased Employee” means a person who is not a common law employee of an Employer but who performs services for such under an agreement with a third party that treats the person as the third party’s employee for payroll and withholding purposes. A Leased Employee is not an Employee and is not eligible for benefits hereunder.

(p)	“Participating Affiliate” means the Company and any Affiliate that adopts this Plan. As of the date of this Restatement, the Participating Affiliates are the Company, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and Pacific Energy Conservation Services, Inc.

(q)	“Period of Service” means a period of time in which an employer-employee relationship existed between an Employee and any Employer hereunder.

(r)	“Plan Administrator” means the Vice President – Administration of Hawaiian Electric Industries, Inc. and the Vice President for Corporate Excellence of Hawaiian Electric Company, Inc., or such other person or persons as the Company may appoint from time-to-time to administer the Plan.

(s)	“Qualifying Termination” means an Eligible Employee’s involuntary separation from service with an Employer (within the meaning of Section 409A of the Code) on account of restructuring, reengineering, new technology, or other business improvement strategies. The following situations are examples of terminations which are not Qualifying Terminations (but do not exhaust such situations):

(1)	An Eligible Employee’s Termination for Cause;

(2)	A termination on account of an Eligible Employee’s death, disability, or retirement;

(3)	An Eligible Employee’s change of status from a Merit Employee to a Bargaining Unit Employee;

(4)	A termination of the employment of a non-Merit Employee or of a Casual Hire, Contract, Temporary, or other non-Regular Merit Employee for any reason, including business improvement strategies;

(5)	An Eligible Employee’s resignation or transfer from one entity to another within the group of Hawaiian Electric Industries, Inc. and Affiliates, whether such transfer is voluntary or involuntary;

(6)	An Employee’s termination on account of an Employer’s being succeeded by another company, in whole or in part, whether through purchase, merger, reorganization, or other transaction. For example, and without limiting the generality of the foregoing, it is not a Qualifying Termination for an Employee if an Employer sells the department or division within which the Employee is employed to another person and the employment relationship of the Employee with the Employer is terminated incident to such sale, regardless of whether the purchaser of such department or division does or does not offer employment to the Employee; and

(7)	Any combination of one or more of the foregoing or other situations which do not count as Qualifying Terminations.

(t)	“Revocation Period” means the period of 7 calendar days during which an Eligible Employee is entitled to revoke his or her Separation Agreement, Release, and Waiver as more fully detailed in Sections 3.4 and 3.5, below.

(u)	“Separation Agreement, Release, and Waiver” means the separation agreement, release, and waiver that an Eligible Employee must sign and not revoke as a condition for participating in this Plan, as more fully detailed in Section 3.3, below.

(v)	“Severance Pay” means compensation to which an Eligible Employee is entitled on the occurrence of a Qualifying Termination, as more fully detailed in Article 4, below.

(w)	“Termination Date” means the date on which an Eligible Employee experiences a Qualifying Termination.

(x)	“Termination for Cause” means an Employee’s discharge pursuant to any act or omission by the Employee which violates or fails to meet the Employer’s standards of performance and conduct (as provided, for example, in the Employer’s employee handbook, Official Notice of Discipline, Corporate Code of Conduct, rules, policies, or guiding principles, whether written or unwritten) and the sanction for which may be discharge for cause.

(y)	“Weeks of Severance Pay” means the number of weeks of severance pay to which an Eligible Employee is entitled pursuant to the Employer’s Severance Pay Table, as more fully detailed in Article 4, below.

(z)	“Welfare Benefits Plan” means the Hawaiian Electric Industries, Inc. Welfare Benefits Plan, as amended from time to time, or any successor group health plan which is adopted by an Employer. The Welfare Benefits Plan provides medical and other welfare benefits to employees of the Company and its Affiliates, including the Employers hereunder.

Article 3. Eligibility and Participation

3.1 Eligibility Requirements. Only an Employee who experiences a Qualifying Termination and is a Regular Merit Employee at the time of such Qualifying Termination is an Eligible Employee under this Plan.

(a)	An Employee who is a Bargaining Unit Employee, a Temporary or Casual Hire Employee, or a Contract Employee is not an Eligible Employee under this Plan; a Leased Employee is not an Eligible Employee under this Plan.

(b)	A Regular Merit Employee who experiences a termination or separation from service that is not a Qualifying Termination is not an Eligible Employee under this Plan.

3.2 Participation Requirements. Only an Eligible Employee who both signs and returns a Separation Agreement, Release, and Waiver to the Human Resources Department of the Employer within the Consideration Period and does not revoke said agreement within the Revocation Period is entitled to participate in this Plan.

(a)	Except as otherwise stated in this Section 3.2(a), an Eligible Employee who refuses or fails to sign and return a Separation Agreement, Release, and Waiver within the Consideration Period is not eligible to participate in this Plan and shall have no further opportunity to participate in this Plan. The foregoing rule shall not apply to an Eligible Employee who signs the Separation Agreement, Release, and Waiver before his or her Termination Date and returns it to the Human Resources Department of the Employer no later than the end of the Consideration Period. Such an Eligible Employee shall have the opportunity to re-sign said agreement as of a date after his or her Termination Date.

(b)	An Eligible Employee who revokes his or her Separation Agreement, Release, and Waiver within the Revocation Period is not eligible to participate in this Plan and shall have no further opportunity to participate in this Plan.

3.3 Procedure for Participating. If it is determined that an Eligible Employee will experience a Qualifying Termination, then the Employer shall provide the Eligible Employee with a Separation Agreement, Release, and Waiver no later than the Employee’s Termination Date. To become eligible to participate in the Plan, the Eligible Employee shall sign and date the Separation

Agreement, Release, and Waiver no earlier than the first day of the Consideration Period and no later than the last day of the Consideration Period and shall deliver it to the Human Resources Department of the Employer within the Consideration Period.

(a)	Start of Consideration Period. An Eligible Employee’s Consideration Period begins on the day after the Employee’s Termination Date.

(b)	End of Consideration Period. The length of the Consideration Period shall be calculated for all Eligible Employees, regardless of age, so as to satisfy the requirements of the Age Discrimination in Employment Act with respect to waivers of older workers. As of the date of adoption of this Plan, if an Eligible Employee, regardless of age, is being terminated in connection with an exit incentive or other employment termination program offered to a group or class of employees, then the Consideration Period shall be 45 calendar days and shall end on the 45th day after the Eligible Employee’s Termination Date. In all other cases, regardless of age, the Consideration Period shall be 21 calendar days and shall end on the 21st day after the Eligible Employee’s Termination Date. If such 45th day or 21st day is a holiday or a weekend day, then the Consideration Period ends at the end of the next occurring work day.

(c)	Deposit in Mail Deemed Delivered. A Separation Agreement, Release, and Waiver which is mailed to the Human Resources Department of the Employer via the U.S. postal service shall be deemed delivered to said Department on the date postmarked by the U.S. postal service.

(d)	Determination of Qualifying Termination. The Employer shall make the preliminary determination as to whether a termination is a Qualifying Termination. The Employer’s preliminary determination that a termination is a Qualifying Termination shall be presumed correct. Nothing in this Plan shall require or be deemed to require the Plan Administrator to review or an Employer to permit the review by the Plan Administrator of any termination that the Employer has determined is not a Qualifying Termination.

3.4 Revocation Period. The period of seven (7) calendar days beginning on the day after the day the Eligible Employee delivers the Separation Agreement, Release, and Waiver to the Human Resources Department of the Employer and ending at the end of the 7th day shall be the Revocation Period. If such 7th day is a holiday or weekend day, then the Revocation Period ends at the end of the next occurring workday. At any time within the Revocation Period, an Eligible Employee who has returned a signed Separation Agreement, Release, and Waiver may revoke the same by delivering a written letter revoking said agreement to the Human Resources Department of the Employer. A revocation of a Separation Agreement, Release, and Waiver which is mailed to the Human Resources Department of the Employer via the U.S. postal service shall be deemed delivered to said Department on the date postmarked by the U.S. postal service.

3.5 Effective Date and Irrevocability of Separation Agreement, Release, and Waiver. A signed Separation Agreement, Release, and Waiver that is not revoked in the Revocation Period shall become effective as of the end of the Revocation Period and shall be irrevocable thereafter.

3.6 Effect of Supervening Nonqualifying Termination; Exception for Retirement. An Eligible Employee who experiences a nonqualifying termination prior to his or her Termination Date shall lose his or her eligibility hereunder even where such Employee has received the notice contemplated in Section 3.3 above, except that an Employee who has received notice of a Qualifying Termination may retire prior to his or her Termination Date without loss of eligibility for benefits hereunder. For example, an Eligible Employee who has received notice of a Qualifying Termination but has a Termination for Cause prior to his or her Termination Date is not eligible for benefits hereunder. An Eligible Employee who has received such notice and is eligible for retirement may retire and receive benefits hereunder.

3.7 Eligible Employees on Leave. Eligible Employees who would have been terminated in a Qualifying Termination but for the fact that they were on FMLA Leave or were receiving worker’s compensation benefits, temporary disability insurance benefits, or other legally mandated benefits shall be terminated at the earliest permissible date and shall be given their Separation Agreement, Release, and Waiver on such date. Nothing in this section shall be deemed to bar an Eligible Employee on FMLA Leave from ending the FMLA Leave prior to its originally scheduled end date, provided that such an Employee is first given notice of any benefits that may be lost by ending such leave and acknowledges such notice and waives any such benefits in writing. The foregoing rules of this section shall not apply to an Employee who is terminated for a disability which was incurred before the date that would otherwise have been said Employee’s Termination Date. Such an Employee shall be deemed to have been terminated in a supervening nonqualifying termination.

3.8 Indemnification. An Eligible Employee who has signed a Separation Agreement, Release, and Waiver and permitted it to become irrevocable shall indemnify, defend, and hold his or her Employer, the Plan Administrator, each Affiliate, each fiduciary of the Plan, and each agent, representative, officer, director, manager, or employee of any of the foregoing persons harmless against any assertion or threat of assertion thereafter of any claim or cause of action subject to the Employee’s Separation Agreement, Release, and Waiver, whether such claim is brought by the Eligible Employee or by a person claiming by, through, under, or on behalf of the Eligible Employee, regardless of whether on account of subrogation, assignment or other right or purported right. Rights conferred on or exercised by an Employer, the Plan Administrator, an Affiliate, or any other person pursuant to this Section 3.8 shall be without prejudice to any other remedy which may be available to such person.

Article 4. Severance Pay and Health Benefits Payment

4.1 Amount of Severance Pay. An Eligible Employee who fulfills each condition for participation in this Plan shall be entitled to receive Severance Pay in an amount equal to the product of the number of Weeks of Severance Pay to which the Employee is entitled times the Employee’s Base Pay Rate.

(a)	Weeks of Severance Pay. The Weeks of Severance Pay to which an Eligible Employee is entitled shall be determined by computing the Employee’s Years of Service and referring to the Employer’s Severance Pay Table. The Weeks of Severance Pay to which the Employee is entitled is the number of weeks which corresponds to the Employee’s Years of Service in the Employer’s Severance Pay Table, provided that an Eligible Employee shall not be entitled to less than the minimum number of Weeks of Severance Pay shown on such table. The Severance Pay Table of Hawaiian Electric Company, Inc. (“HECO”), is attached hereto as Exhibit A and incorporated herein by this reference. Unless an Employer provides for a different Severance Pay Table in its adoption of this Plan or by subsequent amendment to such adoption, HECO’s Severance Pay Table shall be the Severance Pay Table for such Employer, and any amendment by HECO to its Severance Pay Table shall be effective for such Employer.

(b)	Method of Counting Years of Service.

(1)	Measuring and Rounding Periods of Service. An Eligible Employee’s Years of Service shall be the duration, rounded into years, of the Eligible Employee’s current Period of Service plus all prior Periods of Service not separated from the current Period of Service by a break in service.

The duration of each Period of Service shall be measured as the total number of years, months and days in that period during which an employer-employee relationship existed between the Employee and an Employer. Days shall be converted into months on the basis of a 30 day month, and months shall be converted into years on the basis of a 12 month year. For example, an Eligible Employee begins work on January 15th and ends work on May 19th. For this Period of Service, the Employee is credited with 3 months (February, March, April) and 36 days (17 days in January and 19 days in May), or, after conversion, 4 months and 6 days.

In summing Periods of Service together for purposes of determining the duration of an Employee’s total Periods of Service, the same conversion rules shall apply. For example, an Eligible Employee has had three Periods of Service not separated by breaks in service having the following durations: 2 years, 6 months, 14 days; 1 year, 9 months, 18 days; and 1 year, 1 month, 22 days. The duration of the Eligible Employee’s total Periods of Service is 4 years, 16 months and 54 days, or, after conversion, 5 years, 5 months and 24 days.

To round the duration of an Employee’s total Periods of Service into years for purposes of determining an Employee’s Years of Service, any period of time equal to or in excess of 6 months shall be rounded up to a year and any period of time less than 6 months shall be rounded down. For example, the Employee in the example in the preceding paragraph would be credited with 5 Years of Service.

(2)	Breaks in Service. A break in service shall be deemed to have occurred with respect to an Employee on the most recent date on which the Employee was not employed by the Company or any Employer under this Plan and neither the Company nor any Employer under this Plan was under a legal obligation to restore the Employee to employment. Any Period of Service prior to a break in service shall be disregarded for purposes of determining an Employee’s Years of Service.

(3)	Included Service. In measuring Years of Service, all periods of regular employment shall be included, whether such employment was as a part-time or full-time employee or as a bargaining unit or non-bargaining unit employee, provided that the Employee is an Eligible Employee for purposes of this Plan at the time of the Qualifying Termination. Periods of employment as a Casual Hire or Temporary Employee shall not be included. Nothing in this paragraph entitles or shall be interpreted to entitle an Employee who is not an Eligible Employee at the time of termination to benefits under this Plan.

(4)	Special USERRA Rule for Uniformed Service. Uniformed service of an Eligible Employee who is re-employed by an Employer following such service and who is within the scope of the benefits, rights, and protections conferred by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), shall be deemed continuous service with the Employer for the purpose of measuring Years of Service under this Plan.

(c)	Base Pay Rate. An Eligible Employee’s Base Pay Rate shall be the Employee’s final hourly, monthly, or other rate of compensation converted to a weekly rate. The Base Pay Rate shall not include “variable compensation”, overtime, or any other addition to an Employee’s final rate of compensation.

4.2 Health Benefits Payment. An Eligible Employee who fulfills each condition for participation in this Plan shall also be entitled to receive a Health Benefits Payment, provided that such Employee was receiving health benefits coverage under the Welfare Benefits Plan prior to notice to the Employee of the occurrence of a Qualifying Termination, and provided, further, that the Employee will not have the right to coverage or to elect coverage under any employee group health plan of the Employer after the Employee’s Qualifying Termination except on a COBRA basis. The Health Benefits Payment is intended to give temporary compensation to Eligible Employees receiving health benefits coverage prior to a Qualifying Termination for the loss of such coverage. The Health Benefits Payment shall be equal to (a) the excess of (i) the amount that the Employee would be required to pay on a weekly basis in order to maintain on a COBRA continuation coverage basis the health benefits coverage that was being received by the Employee and dependents of the Employee at the time that the Employee received notice of a Qualifying Termination over (ii) the amount being contributed by the Employee on a weekly basis for such health benefits coverage under the

Welfare Benefits Plan or the FlexPlan prior to the Qualifying Termination (b) multiplied by the number of Weeks of Severance Pay to which the Employee is entitled. For purposes of this Section 4.2, “health benefits” refers to coverage provided by an insurer, health maintenance organization, or other third-party provider, such as mutual benefit societies, pursuant to the Employer’s group health plan and not to coverage under a health care reimbursement account plan or to coverage under a plan other than the Employer’s group health plan.

4.3 Method of Payment. Payment of Severance Pay and of the Health Benefits Payment, if any, shall be by lump sum within 90 days of the date on which the Employee’s Separation Agreement, Release, and Waiver becomes effective.

4.4 Effect of Employment or Reemployment. If an Eligible Employee becomes employed or reemployed by an Employer, an Affiliate, or any successor thereof, the Eligible Employee’s Severance Pay and Health Benefits Payment entitlement shall be reduced (but not increased) in proportion to the ratio of the number of days in which the Employee was unemployed between the Employee’s Termination Date and date of employment or reemployment to the length of time represented by the number of Weeks of Severance Pay to which the Employee was entitled. The amount of such reduction (“Reduction”) shall be equal to the Eligible Employee’s Severance Pay plus the Eligible Employee’s Health Benefits Payment, if any, multiplied by a factor which shall be equal to one minus a fraction, the numerator of which is the number of days between the Termination Date and the date of said Employee’s employment or reemployment and the denominator of which is the number of Weeks of Severance to which the Employee is entitled multiplied by 7. If the Severance Pay and Health Benefits Payment has not yet been paid, the Reduction in such payment shall be forfeited; if already paid, the Reduction shall be repaid to the Employer within one calendar year of the date of the Employee’s employment or reemployment.

4.5 Severance Pay Limitations. This Plan is not intended to be an employee pension benefit plan and shall not be deemed or interpreted as such. Without limiting the generality of the foregoing, in no event shall the sum of an Eligible Employee’ s Severance Pay and Health Benefits Payment, if any, exceed twice the Eligible Employee’s annual base compensation during the year immediately prior to the Qualifying Termination (or, if less, two times the compensation limit under Section 401(a)(17) of the Code for the year in which the Qualifying Termination occurs), and all payments of Severance Pay shall be completed within 24 months of the Qualifying Termination.

4.6 Unfunded Plan. The obligations of the Employer under this Plan are unfunded and unsecured and are payable out of the general funds of the

Employer. Nothing contained in this Plan shall give an Eligible Employee or any person claiming under, through, or on behalf of such Employee any right, title, or interest in any property of the Company, any Employer, any parent of the Company, or any Affiliate.

Article 5. Plan Administration

5.1 Administrative Functions. The Company hereby appoints the Vice President – Administration of Hawaiian Electric Industries, Inc. and the Vice President for Corporate Excellence of Hawaiian Electric Company, Inc. as the Plan Administrator for the Plan. The authority of the Plan Administrator shall include the authority, in its discretion, to adopt, amend, and rescind such rules and procedures as it deems advisable for the administration of the Plan, to construe and interpret the Plan and its provisions, to resolve any ambiguities in the Plan’s provisions, and to make all determinations under the Plan, including determining the rights of Participants, the amount of any benefits payable under the Plan, and the eligibility of any person to participate in the Plan. All decisions, determinations, and interpretations of the Plan Administrator shall be final and binding upon all persons. The Plan Administrator may retain such consultants, actuaries, legal counsel and third party administrators and delegate such authority for administrative functions as it deems necessary to fulfill its administrative functions hereunder.

5.2 Reservation of Rights. In addition to the rights enumerated in Section 5.1, the Company hereby reserves the following rights for itself and the Plan Administrator, which the Plan Administrator shall have full power, authority, and discretion to exercise (subject to specific retentions of such rights by, or allocations of such rights to, the Company or adopting Employers hereunder):

(a)	to require any person, as a condition to receiving Benefits, to furnish such reasonable information as may be necessary or desirable for the proper administration of the Plan;

(b)	to administer the Plan and to adopt such rules and regulations and prescribe the use of such forms as it may determine to be necessary, proper, or desirable for the administration of the Plan;

(c)	to settle, compromise or submit to arbitration any claims arising under this Plan, to commence or defend lawsuits or other legal proceedings, and to represent this Plan in all lawsuits or other legal proceedings;

(d)	to appoint such agents, counsel, accountants, consultants, and other persons as may be required to assist in administering the Plan; and

(e)	to allocate and delegate the exercise of its fiduciary and other rights and duties under the Plan, including, without limitation, by appointing or replacing a person as Plan Administrator.

5.3 Binding Effect of Good Faith Interpretations. All interpretations of the Plan and determinations of fact made in good faith by the Plan Administrator, the Company, and all persons connected therewith shall be binding on Eligible Employees and any person claiming through, under, or on behalf of Eligible Employees. The Plan Administrator, the Company, and any person connected therewith may rely upon all certificates, reports, and opinions furnished by any duly appointed accountant, consultant, third party administration service provider, legal counsel, or other specialist, and shall be fully protected in respect to any action taken or permitted in good faith in reliance thereon. All actions so taken or permitted shall be conclusive and binding as to all persons.

5.4 Expense of Administration. Any expense incurred by an Employer relative to the administration of the Plan, including the Employer’s proportionate share of joint or undifferentiated expenses, shall be paid by such Employer.

5.5 Tax Withholding. An Employer may withhold or require the withholding from any payment which it is required to make, of any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Employer may reasonably believe or estimate is necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

Article 6. Claims Procedure

6.1 Procedure if Benefits are Denied Under the Plan. An Employee or duly authorized representative may file a claim for a Plan benefit to which the claimant believes that he or she is entitled. Such a claim must be in writing, in letter form or such other form as may be prescribed by the Plan Administrator, and delivered to the Plan Administrator, in person or by mail, postage prepaid, within one year of the date on which the claim arose. Within 90 days after receipt of such claim, the Plan Administrator shall send to the claimant written notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may an extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant shall be given written notice to this effect prior to the expiration of the initial 90 day period which shall specify the special circumstances requiring extension. If notice of the denial of a claim is not furnished in accordance with this Section, then, unless good cause is shown therefor, the claim shall be deemed denied, and the claimant shall be deemed to have exhausted his or her administrative remedies.

6.2 Requirement for Written Notice of Denial. The Plan Administrator shall provide to every claimant who is denied a claim, in whole or in part, a written notice calculated to be understood by a person of average competence, setting forth the following information:

(a)	The specific reason or reasons for the denial;

(b)	Specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claim review procedure.

6.3 Right to Request Review of Denial. Within 60 days after the receipt by the claimant of written notification of the denial, in whole or in part, of the claimant’s claim, the claimant or claimant’s duly authorized representative may make a written application to the Plan Administrator to be afforded a review of such denial; may review pertinent documents; and may submit issues and comments in writing.

6.4 Disposition of Disputed Claims. Upon receipt of a request for review, the Plan Administrator shall make a prompt decision on the review matter. The decision on such review shall be written in a manner calculated to be understood by a person of average competence and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision was based. The decision upon review shall be made not later than 60 days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of a request for review. If such extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60 day period. If notice of the decision on the review is not furnished in accordance with this Section, then the claim shall be deemed denied.

6.5 Preservation of Other Remedies. After exhaustion of the claims procedures provided under this Plan, nothing shall prevent any person from pursuing any other legal or equitable remedy otherwise available, provided that no action shall be commenced or maintained more than ninety (90) days after the final decision of the Plan Administrator on review.

Article 7. Amendment and Termination

7.1 Permanency. While the Company and Participating Affiliates fully expect that this Plan will continue indefinitely, permanency of the Plan will be subject to the right of the Company and such Affiliates to amend or terminate the Plan, in their sole discretion, as provided in Sections 7.2 and 7.3.

7.2 Amendment. The Company hereby reserves the right, in its sole discretion, to amend or modify the Plan at any time and from time-to-time, in whole or in part, in whatever respects it may deem necessary, appropriate, or desirable, and hereby delegates its amendment authority to the Compensation Committee.

7.3 Termination. The Company hereby reserves the right for itself and Participating Affiliates, in the sole discretion of each, to discontinue or terminate the Plan without prejudice at any time and without prior notice to Eligible Employees or to any person claiming under, through, or on behalf of such Employees or to any other person except as may be otherwise required by this Plan. This Plan also shall terminate automatically with respect to the Company or a Participating Affiliate if the Company or such Affiliate (1) is legally dissolved, (2) makes a general assignment for the benefit of its creditors, (3) files for liquidation under the Bankruptcy Code, or (4) merges or consolidates with any other entity and is not the surviving entity, sells or transfers substantially all of its assets, or goes out of business, unless the successor in interest to the Company or such Affiliate, as the case may require, agrees to assume the liabilities under this Plan as to Eligible Employees.

Article 8. General

8.1 Provision for Payment of Benefits. Severance Pay payments to an Eligible Employee shall be made from the general funds of the Employer at the time and in the amounts that are determined under Article 4 of the Plan, subject to applicable taxes and other deductions.

8.2 No Rights Against Employers Conferred. Neither the establishment of this Plan, nor any modification hereof, nor any payments hereunder, shall be construed as giving to any Employee or any person whomsoever any legal or equitable rights against any Employer, Affiliate, or the Company, or their respective Boards of Directors, officers, Employees, representatives, or agents.

8.3 Nonalienation. No benefit payable under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void; nor shall such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Eligible Employee or dependent, including claims of creditors, claims for alimony or support, and any like or unlike claims. If any person entitled to a benefit under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any benefit under the Plan, or if any attempt is made to subject any such benefit to the debts, contracts, liabilities, engagements, or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefit shall cease and terminate in the discretion of the Plan Administrator, and the Plan Administrator may hold or apply the same or any part thereof to the benefit of any dependent or beneficiary of such person, in such manner and proportion as the Plan Administrator may deem proper.

8.4 Indemnification. To the extent permitted by law, Employees of any Employer, Affiliate, or the Company, and their respective Boards of Directors and officers, shall be indemnified by their respective Employers, and saved harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan except claims arising from gross negligence, willful neglect, or willful misconduct. The right of indemnity shall be conditioned upon (i) the timely receipt of notice by such Employer of any claim asserted against a person within the scope of this Section, which notice, in the event of a lawsuit, shall be given within 10 days after receipt by such person of the complaint, and (ii) the receipt by such Employer of an offer from such person of an opportunity to participate in the settlement or defense of such claim.

8.5 Incompetence. Every Eligible Employee shall be presumed to be mentally and physically competent and of age until the Plan Administrator receives a written notice, in a form and manner acceptable to the Plan Administrator, that such person is mentally or physically incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of such person’s estate has been appointed. In such event, payments under this Plan shall be made to such guardian or conservator or other person without responsibility to follow the application of amounts so paid. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor of the Plan Administrator, the Company, and any Employer.

8.6 Post-Mortem Payments. In the event of the death of an Eligible Employee at a time that the Employee is due payments hereunder, any cash payment that is owed to the Eligible Employee shall be paid to a person or entity legally entitled to receive such payment. If there is doubt as to the right of any person to receive any amount, the Plan Administrator may retain such amount until the rights thereto are determined, without liability for any interest thereon, or it may pay such amount into any court of appropriate jurisdiction, in either of which events neither the Plan Administrator, nor any Employer, shall be under any further liability to any person.

8.7 Inability to Locate Payee. If the Plan Administrator is unable to make payment to any Eligible Employee or other person to whom a payment is due under the Plan because the identity or whereabouts of such Eligible Employee or other person cannot be ascertained after reasonable efforts have been made to identity or locate such person (including a notice of the payment so due mailed to the last known address of such Eligible Employee or other person as shown on the records of the Employer), such payment and all subsequent payments otherwise due to such Eligible Employee or other person shall be forfeited seven (7) years after the date such payment first became due.

8.8 Adoption by Affiliates. Any Affiliate may adopt this Plan and become an Employer hereunder by action of its board of directors and by taking such other action as the Company may require. A Participating Affiliate, by the act of adopting the Plan, shall agree to cooperate in the administration of the Plan and to be bound by the terms of the Plan, and shall appoint the Plan Administrator as its agent for purposes of administering the Plan. Any Participating Affiliate may be required to withdraw from this Plan by the Company at any time and may voluntarily withdraw from this Plan of its own accord upon the expiration of 30 days following its delivery to the Company of a written notice of withdrawal, unless the Company and such Affiliate agree to a shorter time. In such event, the Affiliate shall cease to be bound by the terms of the Plan, except to the extent that the provisions relating to the termination of this Plan with respect to the withdrawing Affiliate and its covered Employees may be applicable. Withdrawal by one Affiliate shall not affect the continued operation of the Plan with respect to other adopting Affiliates and the Company. An Affiliate which adopts this Plan shall adopt the Plan in its entirety, without modification, provided that an adopting

Affiliate may opt to pay Severance Pay in accordance with its own Severance Pay Table and may adopt such a different Severance Pay Table as part of its resolution adopting this Plan.

8.9 Multiple Functions. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

8.10 Tax Effects. Neither any Employer nor the Plan Administrator makes any warranty or representation as to whether or not any payments received by an Eligible Employee hereunder will be treated as includible in or excludable from gross income, constructively or otherwise, for federal or state income tax purposes.

8.11 Gender and Number. Except when otherwise indicated by the context, any masculine or feminine terminology used herein shall also include the neuter and other gender, and the use of any term in the singular or plural shall also include the opposite number.

8.12 Headings. Headings in this Plan are for convenience only and shall not be used to interpret or construe its provisions.

8.13 Applicable Laws. The Plan shall be governed by, construed, and administered in accordance with the laws of the State of Hawaii, except to the extent otherwise provided in any applicable federal law.

IN WITNESS WHEREOF, HAWAIIAN ELECTRIC INDUSTRIES, INC. has caused this instrument to be executed, effective as of September 14, 1998, and, as amended and restated, as of January 1, 2009.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Patricia U. Wong
Its Vice President-Administration &
Corporate Secretary
Date	October 28, 2008

EXHIBIT A

SEVERANCE PAY TABLE

Years of Service	# of Severance Weeks	Years of Service	# of Severance Weeks
0	4	26	37
1	4	27	39
2	6	28	41
3	6	29	43
4	6	30	45
5	6	31	47
6	7	32	49
7	8	33	51
8	9	34	52
9	10	35	52
10	11	36	52
11	12	37	52
12	13	38	52
13	14	39	52
14	15	40	52
15	16	41	52
16	17	42	52
17	19	43	52
18	21	44	52
19	23	45	52
20	25	46	52
21	27	47	52
22	29	48	52
23	31	49	52
24	33	50	52
25	35